UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2015

BFC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[      ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  As previously announced, on December 14, 2015, Alan B. Levan submitted to BFC Financial Corporation (the “Company”) and BBX Capital Corporation (“BBX Capital”) his resignation as Chairman, Chief Executive Officer and President of the Company, as Chairman and Chief Executive Officer of BBX Capital, and as a director of the Company and BBX Capital, in each case, effective December 22, 2015.  Mr. Alan Levan will remain with the Company and BBX Capital in the role of Founder and focus on strategic planning as a non-executive advisor to each company’s management and Board of Directors.  The Company owns an approximately 81% equity interest and 90% voting interest in BBX Capital.

 (c) On December 14, 2015, the Company appointed Jarett S. Levan, Executive Vice President of the Company and a member of the Company’s Board of Directors, to serve as the Company’s Acting Chairman, Chief Executive Officer and President, effective December 22, 2015.  Mr. Jarett Levan, who serves as President and a director of BBX Capital, was also appointed by BBX Capital to serve as its Acting Chairman and Chief Executive Officer, effective December 22, 2015.

Mr. Jarett Levan, age 42,  has served as a director of the Company since 2009 and as Executive Vice President of the Company since 2011.  Mr. Jarett Levan has also served as President of BBX Capital since 2007 and as a director of BBX Capital since 1999. He was the Chief Executive Officer and President of BankAtlantic,  BBX Capital’s former federal savings bank subsidiary, until the sale of BankAtlantic in 2012.  Mr. Jarett Levan is the son of Mr. Alan Levan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION

Date: December 16, 2015
By: /s/ Raymond S. Lopez
Raymond S. Lopez,
Chief Financial Officer